EXHIBIT 10.3

Execution Copy

AFFILIATION AGREEMENT

This AFFILIATION AGREEMENT (“Agreement”) is made and entered into effective as of December 31, 2016 (“Effective Date”), by and between AF-CH-HH, LLC, a Delaware limited liability company (“Provider”), and CHSPSC, LLC, a Delaware limited liability company (“CHSPSC”).

RECITALS:

WHEREAS, Provider is in the business of providing Medicare certified home health services through direct and indirect subsidiaries (the “Provider Subsidiaries”) in patients’ homes (“Home Health Services”); and

WHEREAS, Affiliates of CHSPSC own and operate acute care hospitals and seek to assure that patients who are discharged from their hospitals and require Home Health Services receive high quality services from a responsive provider; and

WHEREAS, Affiliates of CHSPSC operate a number of acute care hospitals in markets where the Provider Subsidiaries provide Home Health Services (individually, a “Hospital” and collectively, the “Hospitals”); and

WHEREAS, CHS/Community Health Systems, Inc., the parent of CHSPSC, owns a 20% ownership interest in Provider and has certain governance rights with respect to Provider; and

WHEREAS, Provider shall be an “Affiliated Post-Acute Service Provider” for purposes of CHSPSC’s Policy Regarding Discharge of Acute Care Patients to Post-Acute Providers, including Patient Choice; and

WHEREAS, CHSPSC seeks to enter into this Agreement based upon the quality and experience of Provider in providing Home Health Services in furtherance of its goal of assuring discharged patients from the Hospitals receive high quality Home Health Services from a responsive provider and in furtherance of CHSPSC’s continuation of care and bundled payments initiatives; and

WHEREAS, Provider wishes to provide high quality Home Health Services to discharged patients in support of the stated goals.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Provider and CHSPSC agree as follows:

1.  OBLIGATIONS OF THE HOSPITALS

1.1                               In connection with fulfilling their respective discharge planning obligations, each Hospital will provide patients who are being discharged and who are in need of Home Health Services a list of potential service providers which will include the Provider Subsidiary as the first name on the list.  Upon a patient selecting the Provider Subsidiary, the patient shall be made aware of the Hospital’s financial interest in the Provider Subsidiary. Each patient shall be responsible for selecting a service provider as such patient or his or her physician determines to be clinically appropriate.  The Hospital shall at all times preserve patient freedom of choice in selecting a provider of Home Health Services, and the Hospital will not attempt to coerce, induce or influence any patients to select Provider for the provision of Home Health Services.

1.2                               Each Hospital will provide information to the Provider Subsidiary regarding the Hospital’s discharge policies and protocols to facilitate effective patient transition to a home care setting.

1.3                               With respect to any patient who designates the Provider Subsidiary as his or her provider of Home Health Services, the Hospital will coordinate with the Provider Subsidiary’s intake and clinical liaison personnel to facilitate effective patient transition to a home care setting.

1.4                               The Hospital will grant the Provider Subsidiary with reasonable access at the Hospital’s discretion to the Hospital’s facilities and staff, including both physicians and non-physician personnel, as well as senior management of the Hospital, so that the Provider Subsidiary may provide information with respect to its services to such persons.

1.5                               With respect to patients who designate the Provider Subsidiary as their provider of Home Health Services, the Hospital will provide the Provider Subsidiary with access to patient records to facilitate the Provider Subsidiary’s obtaining data necessary for patient intake, provided that such access shall at all times be subject to all applicable laws and regulations and the receipt of any required consents or authorizations.  Where available, the Hospital will provide the Provider Subsidiary with automated, standardized, read-only access to patient records.

1.6                               The Hospital may include the Provider Subsidiary in collaborative or clinical improvement process functions as deemed beneficial by the Hospital to direct patient care.

1.7                               The Hospital may request the Provider Subsidiary to be a participant in functional teams of the Hospital.

1.8                               Provider and CHSPSC shall continue to work cooperatively with respect to certain gainsharing agreements in place with naviHealth, the Hospitals’ convener in the Medicare Bundling Program, as well as future payment programs that require Home Health Services as part of new payment bundles.

2.  OBLIGATIONS OF THE PROVIDER SUBSIDIARIES

2.1                               The Provider Subsidiary will provide intake and clinical liaison personnel to meet the needs of Hospital patients who elect to receive Home Health Services from the Provider Subsidiary following discharge.  Such persons will coordinate with the Hospital discharge planners and provide patient education, as appropriate.  Such Provider Subsidiary personnel will not perform any duties or services required to be provided by the Hospital and will not otherwise provide services for the Hospital.

2.2

The Provider Subsidiary shall be and remain certified to participate in the Medicare program and participates in the Medicare Star Program.  The Provider Subsidiary will maintain accreditation through a national accreditation body for each Provider Subsidiary providing Home Health Services through this Agreement.

2.3                               The Provider Subsidiary will maintain regular quality assurance and utilization review programs and cooperate with the Hospital to ensure that Home Health Services are provided in a manner that supports the provision of high quality and responsive care to the Hospital’s discharged patients.

2.4                               The Provider Subsidiary will provide the Hospital with such readily available patient data as is reasonably necessary to create an information database to assist with patient outcomes measurement.

2.5                               The Provider Subsidiary will maintain for the entire term of this Agreement, and shall ensure that all of its employees and contracted personnel maintain throughout the term, all licenses and registrations required by applicable law and regulation to provide Home Health Services to the Hospital’s discharged patients, and shall provide Home Health Services to patients hereunder in compliance with all applicable laws, regulations, rules or standards of any government agency or accrediting body having authority over the Provider Subsidiary.

2.6                               The Provider Subsidiary shall make Home Health Services available to patients on a 24-hours per day, 7-days per week basis.

2.7                               The Provider Subsidiary shall be solely responsible for billing patients or third party payors for all charges for Home Health Services furnished to patients pursuant to this Agreement.  Unless agreed upon in writing by a Hospital on a case-by-case basis, the Hospital shall not be responsible to the Provider Subsidiary for payment for any Home Health Services furnished to patients hereunder, nor shall the Hospital be permitted or authorized to seek or receive payment from patients or third party payors for Home Health Services furnished to patients hereunder.

2.8                               The Provider Subsidiary shall at all times hereunder maintain general professional and blanket contractual liability insurance for its operations in an amount of not less than $1,000,000 dollars per occurrence and $3,000,000 annual aggregate during the term of this Agreement.

2.9                               The Provider Subsidiary hereby agrees to indemnify and hold the Hospital, its employees, affiliates, and successors, harmless from and against all claims, liability, loss, damage, cost or expense (including, but not limited to, reasonable attorneys’ fees) arising out of, in connection with or as a result of the services provided by the Provider Subsidiary to patients discharged from the Hospital pursuant to this Agreement.

2.10                        Provider and CHSPSC shall continue to work cooperatively with respect to certain gainsharing agreements in place with naviHealth, the Hospitals’ convener in the Medicare Bundling Program, as well as future payment programs that require Home Health Services as part of new payment bundles.

3.                                      TERM AND TERMINATION

3.1                               Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years, unless otherwise terminated as set forth in this Agreement.  Each year on the anniversary of the Effective Date this Agreement shall automatically renew for a new five (5) year term unless either party provides written notice of its intent not to renew at least sixty (60) days prior to the anniversary of the Effective Date.  If a party timely provides written notice of its intent not to renew, then the term shall no longer renew on the anniversary of the Effective Date.  For the avoidance of doubt, at no time shall this Agreement have a term exceeding five (5) years.

3.2                               Termination.

3.2.1                     Termination Without Cause.  CHSPSC may terminate its obligations under this Agreement in the event Affiliates of CHSPSC cease to own an interest in Provider.

3.2.2                     Termination for Cause.  Either party may terminate its obligations under the Agreement upon written notice to the other party of its material breach of this Agreement and the failure to cure such breach to the reasonable satisfaction of the non-breaching party within thirty (30) days of the provision of written notice of the breach.

4.                                      MISCELLANEOUS

4.1                               No Referral Obligation.  Notwithstanding any provision to the contrary herein, no obligation by the Hospitals to refer patients to the Provider Subsidiaries for Home Health Services shall arise from this Agreement.

4.2                               Divestiture of Hospitals.  In the event that, during the term of this Agreement, an affiliate of CHSPSC intends to divest a Hospital affiliated with a Provider Subsidiary, then CHSPSC shall cause the Hospital to execute an Affiliation Agreement with Provider in substantially the form of this Agreement, prior to the consummation of the Hospital divestiture transaction.

4.3                               Assignment.  Either party may assign its rights, duties and obligations arising pursuant to this Agreement to its own affiliates, or to a successor to its assets or business, subject to the approval of the other party, which shall not be unreasonably withheld.  For purposes hereof, an affiliate shall be another organization controlled by, controlling or under common control with the assigning party.

4.4                               Notice.  Any Notice required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified United States mail, or (iii) transmitted by pre-paid, overnight delivery. All Notices and other communications shall be deemed to have been duly given, received and effective on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by mail, or (iii) the business day after the date of transmission if by overnight delivery, addressed to the parties at the addresses below:

If to Provider:

AF-CH-HH, LLC

c/o Almost Family, Inc.

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky  40223

Attention: President

If to CHSPSC:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN  37067

Attention: Executive Vice President of Administration

With a copy to:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN  37067

Attention:  General Counsel

4.5                               Amendment.  This Agreement shall not be altered, modified or changed except by an instrument in writing and signed by the parties.

4.6                               Severability.  In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

4.7                               Binding Agreement.  Subject to the restrictions on assignment herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assigns.

4.8                               Headings.  The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

4.9                               Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

4.10                        Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

4.11                        Governing Law.  This Agreement, the rights and obligations hereunder, and any claims or disputes relating thereto, shall be construed according to and governed by the laws of the State of Tennessee.

4.12                        Relationship of the Parties.  The relationship between Provider and CHSPSC is that of independent contractors.  None of the provisions of this Agreement are intended to create or to be construed as creating any agency, partnership, joint venture or employee-employer relationship between the parties.

4.13                        Confidentiality.  Both parties will maintain confidentiality and privacy of Patient records in accordance with all applicable laws and regulations, including, without limitation, the Health Information Privacy and Accountability Act of 1996 (as amended) and regulations promulgated thereunder.

4.14                        On-Going Representation.  Both as a material condition to this Agreement and as a continuing representation and warranty for the duration of this Agreement, each party represents and warrants to the other that neither it nor any of its owners, officers, directors, employees, agents, subcontractors, etc. are currently or have been suspended, excluded, or debarred from any government payor program.

4.15                        Regulatory.  Without limitation of any provision herein set forth, the parties expressly agree to abide by any and all applicable federal and/or state statutes, rules and regulations including, without limitation, Titles VI and VII of the Civil Rights Act of 1964, the Equal Employment Opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, and the Occupational Safety and Health Act of 1970, all as may be from time to time modified or amended.

4.16                        Promotion/Publication.  Neither party shall use the name of the other party or its parent company, affiliates or subsidiaries in any advertisement, press statement or release, website, published customer list, or any publication or dissemination similar to the foregoing without receiving the express written permission from the other party.

4.17                        Dispute Resolution.  Any dispute that cannot be settled among the parties to this Agreement shall be submitted to binding arbitration.  The binding arbitration shall be conducted by a single neutral arbitrator in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by the parties and shall have at least five years’ experience in arbitrating commercial disputes.  If the parties are unable to agree on the selection of the arbitrator within thirty (30) days of the date that notice of arbitration demand is given, the arbitrator shall be selected by the AAA in accordance with Section R-11 of the Rules.  Any arbitration shall be conducted in accordance with the procedural and evidentiary rules of the Rules and shall be conducted in Nashville, Tennessee, or such other venue as the parties agree, and any judgment on the award rendered in such arbitration shall be entered in any state or federal court having jurisdiction.  The prevailing party in any such arbitration proceeding as determined by the arbitrator shall be entitled to recover its reasonable attorneys’ fees and costs.  Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder.  No action or inaction by either party under any of the provisions of this Section 4.17 shall constitute any basis for granting or denying any relief sought by either party in any such arbitration.

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Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Provider:

AF-CH-HH, LLC
F/K/A COMMUNITY HEALTH
UNITED HOME CARE, LLC

By:	National Health Industries, Inc.
Its Manager

	By:	/s/ P. Todd Lyles
P. Todd Lyles, Senior Vice President

CHSPSC:

CHSPSC, LLC

	By:	/s/ Kenneth D. Hawkins
Kenneth D. Hawkins, Senior Vice President